Exhibit 99.1
FOR RELEASE

Tower Automotive, Inc.	Contact: Joe Kirik (248) 675-6253
27275 Haggerty Road	(248) 649-8900
Novi, MI 48337	kirik.joe@towerautomotive.com
TOWER AUTOMOTIVE FILES $250 MILLION RESTRUCTURING
TERM SHEET WITH BANKRUPTCY COURT
NOVI, Mich., Dec. 20, 2006 – Tower Automotive (OTCBB: TWRAQ) announced today that it has filed a commitment letter and restructuring term sheet with the U.S. Bankruptcy Court for the Southern District of New York. Three significant bondholders have agreed to underwrite a $250 million equity rights offering that will form the basis of a reorganization plan and Tower’s emergence from bankruptcy.
Funds managed by Strategic Value Partners LLC, Wayzata Investment Partners LLC and Stark Investments, who collectively own in excess of $225 million of unsecured claims against Tower, have agreed to backstop a rights offering to eligible accredited unsecured creditors and purchase their respective pro rata shares in the rights offering, subject to the terms and conditions outlined in the commitment letter. The commitment is subject to Bankruptcy Court approval, as well as various conditions precedent and deadlines outlined in the restructuring term sheet.
Under the term sheet, the senior secured debt would be refinanced and paid in full and all allowed administrative and priority claims would be paid in full. Unsecured creditors as a group would be entitled to certain cash and warrants, with eligible unsecured creditors being able to participate in the rights offering.
In connection with the restructuring term sheet, Tower Automotive and the prospective investors are continuing discussions with Tower’s Debtor-in Possession (DIP) lenders on a plan for the maturity of the current DIP facility which expires on February 2, 2007.
“This commitment letter with its significant equity investment from our bondholders represents a major step toward completing our reorganization plan. We are proud to have been able to attract this significant capital infusion to our company and to the automotive supply industry,” said Kathleen Ligocki, President and Chief Executive Officer.

During the bankruptcy process, Tower has undertaken a dramatic transformation of its North American operations, closing almost half its U.S. plants, driving significant manufacturing productivity improvements, successfully negotiating settlements with all ten U.S.-based labor unions and winning over $170 million of new business awards. “As challenging as this journey has been, the restructuring process has allowed us to accelerate improvements needed to emerge a much healthier, leaner and stronger company,” Ligocki said.
About Tower Automotive
Tower Automotive, Inc. is a global designer and producer of vehicle structural components and assemblies used by every major automotive original equipment manufacturer, including BMW, DaimlerChrysler, Fiat, Ford, General Motors, Honda, Hyundai/Kia, Nissan, Toyota, Volkswagen and Volvo. Products include body structures and assemblies, lower vehicle frames and structures, chassis modules and systems, and suspension components. Additional company information is available at www.towerautomotive.com.
Forward-Looking Statements
All statements, other than statements of historical fact, included in this press release or incorporated by reference herein, are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “intends,” “project,” “plan” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management as well as on assumptions made by and information currently available to the Company at the time such statements were made.
Various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements, including factors which are outside the control of the Company, such as risks relating to: (i) confirmation of a plan of reorganization under the Bankruptcy Code which would allow the Company to reduce unsustainable debt and other liabilities and simplify the Company’s complex and restrictive capital structure; (ii) the Company’s reliance on major customers and selected vehicle platforms; (iii) the cyclicality and seasonality of the automotive market; (iv) the failure to realize the benefits of acquisitions and joint ventures; (v) the Company’s ability to obtain new business on new and redesigned models; (vi) the Company’s ability to achieve the anticipated volume of production from new and planned supply programs; (vii) the general economic or business conditions affecting the automotive industry (which is dependent on consumer spending), either nationally or regionally, being less favorable than expected; (viii) the Company’s failure to develop or successfully introduce new products; (ix) increased competition in the automotive components supply market; (x) unforeseen problems associated with international sales, including gains and losses from foreign currency exchange; (xi) implementation of or changes in the laws, regulations or policies governing the automotive industry that could negatively affect the automotive components supply industry; (xii) changes in general economic conditions in the United States, Europe and Asia; and (xiii) various other factors beyond the Company’s control. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.
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